EXHIBIT 99.1


[CFS Bancorp, Inc. Letterhead]




May 18, 2004
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 2l9-836-5500

                   CFS BANCORP ANNOUNCES THE ADDITION OF
        JOYCE M. SIMON AND ROBERT R. ROSS TO THE BOARD OF DIRECTORS

Munster, IN - May 18, 2004 - The Board of Directors of CFS Bancorp, Inc. (NASDAQ: CITZ) is pleased to announce that Joyce M. Simon of Chicago, IL and Robert R. Ross of Munster IN have been elected to its board of directors. This represents an increase in the size of Company's Board from 8 to 10 directors.

Ms. Simon and Mr. Ross have served as directors of Citizens Financial Services, FSB, the company's wholly-owned federal savings bank subsidiary, since January 7, 2004. They are both considered to be independent directors under SEC and NASDAQ rules.

Joyce Simon joined the John G. Shedd Aquarium in 1992 as its first Chief Financial Officer. She is responsible for treasury, financial reporting, risk management and accounting functions as well as information technology, purchasing and ancillary services.

Robert Ross retired as a Senior Audit Partner from the international accounting firm of Pricewaterhouse Coopers, LLP on December 31, 2003 after 35 years of serving a variety of national and multi-national private and publicly-held clients in industries including oil and gas, general manufacturing, steel-making and processing, heavy equipment manufacturing, food processing and distribution, and financial and insurance services.

CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.5 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.



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